Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

FLOWSERVE CORPORATION

Under Section 807 of the Business Corporation Law

Pursuant to the provisions of Section 807 of the Business Corporation Law, I, the undersigned officer of FLOWSERVE CORPORATION, a New York corporation (the “Corporation”), do hereby certify:

1. The name of the Corporation is Flowserve Corporation. The name under which the Corporation was formed is Duriron Castings Company.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 1, 1912.

3. The amendments to the Certificate of Incorporation effected by this Certificate are as follows:

Article TENTH is hereby deleted from the Certificate of Incorporation, which removes the requirement for an affirmative vote of the holders of at least two thirds of all outstanding shares of capital stock entitled to vote thereon to authorize, adopt or approve certain actions.

Prior Articles ELEVENTH, TWELFTH, THIRTEENTH, and FOURTEENTH of the Certificate of Incorporation are hereby renumbered as TENTH, ELEVENTH, TWELFTH, and THIRTEENTH, respectively, as a result of the amendments noted above and corresponding renumbering and clarifying changes in the Certificate of Incorporation are also hereby made.

4. To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended in its entirety to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.

5. In accordance with Section 803(a) of the Business Corporation Law, this amendment to the Certificate of Incorporation was duly authorized by the board of directors and by a vote of a two thirds of all outstanding shares entitled to vote thereon at a meeting of shareholders held on May 20, 2021.

6. The restatement of the Certificate of Incorporation herein provided for was authorized by the vote of holders of outstanding shares of the Corporation entitled to vote on the said restatement of the Certificate of Incorporation, having not less than the minimum requisite proportion of votes.

The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

FIRST: The name of the corporation is Flowserve Corporation.

SECOND: The purposes for which the corporation is formed are as follows:

To manufacture, fabricate, cast, machine, mold, develop, process, assemble, purchase or otherwise acquire, sell, lease or otherwise dispose of, and in all ways handle and deal in any or all of the following, and to carry on any trade or business incident thereto, connected therewith or in furtherance thereof:

(a)	Pumps, valves, pipe and fittings, filters, anodes, fans, heat exchangers, castings, motors and chemical and other process equipment of all kinds;

(b)

All kinds of equipment, castings, molded products, articles and supplies used or useful in the manufacturing, transferring, handling or disposal of corrosive or erosive compounds, liquids, or gases or in controlling corrosive or erosive environments of any kind;

(c)

All kinds of equipment, components, parts, articles and supplies used or useful in controlling friction or any other mechanical property, function, action or performance or to seal, lubricate or otherwise control or promote movement or flow of solids, liquids and gases of every kind or nature;

(d)	Metals, metallurgical alloys and any article in the manufacture or composition of which any alloy or metallurgical compound is a factor;

(e)

Non-metallic molded and machined products of all compositions and types and chemicals, chemical compounds and related products of all kinds, including any article in the manufacture or composition of which chemicals, chemical compounds or related products are a factor.

To purchase or otherwise acquire, hold, own, sell or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer.

In addition to the foregoing, the purpose for which the corporation is formed is to engage in any lawful act or activity; provided, however, the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 306,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 305,000,000 shares, of the par value of $1.25 each, shall be Common Stock. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as shall distinguish the shares thereof from the shares of all other series and (i) may have such number of shares to constitute each series, which number may be from time to time increased or decreased, but not below the number of shares thereof then outstanding; (ii) may have such voting powers, full or limited, or may be without voting powers; (iii) may be subject to redemption at such time or times and at such prices and on such terms; (iv) may have the benefit of a sinking fund to be applied to the purchase or redemption of such shares, in such amount and applied in such manner; (v) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends on any other class or classes or series of stock of the corporation; (vi) may have such rights upon the dissolution of, or upon any distribution of assets of, the corporation; (vii) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments; and (viii) shall have such other relative rights, preferences and limitations, all as shall hereafter be fixed by the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in said Board of Directors.

FOURTH: No holder of shares of any class of the corporation shall have any preemptive rights with respect to, or any preemptive rights to purchase or subscribe for, any shares of any class or other securities of any kind of the corporation.

FIFTH: The office of the corporation is to be located in New York County, State of New York.

SIXTH: The corporation hereby designates the Secretary of State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

c/o CT Corporation System

28 Liberty Street

New York, New York 10005

SEVENTH: Its duration is to be perpetual.

EIGHTH: The number of Directors of the corporation shall be such as from time to time shall be fixed by the By-Laws of the corporation, but shall not be less than three. Any of the following actions may be taken by the shareholders of the corporation only by vote of the holders of a majority of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any by-law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iii) the removal of Directors, (iv) the power of the Board of Directors to adopt amend or repeal by-laws of the corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Article EIGHTH. Nothing contained in this Article EIGHTH shall in any way limit the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation.

NINTH: Beginning at the 2013 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2014 annual meeting of shareholders. At the 2014 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2015 annual meeting of shareholders. At the 2015 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each director shall be elected for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, except in the case of the director’s prior death, resignation, retirement, disqualification or removal from office.

TENTH: Subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders of the corporation, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by (i) the Board of Directors, (ii) the Corporate Governance & Nominating Committee of the Board of Directors, (iii) the Chairman of the Board of Directors, the President or the Chief Executive Officer, or (iv) the Secretary at the written request in proper form of one or more record holders having an aggregate “net long position” (defined below for purposes of this Article TENTH) of at least twenty-five percent (25%) of the outstanding Common Stock of the corporation, and having held such net long position continuously for at least one year prior to the date such request is delivered to the corporation (the “Requisite Special Meeting Percent”).

For purposes of this Article TENTH and determining the Requisite Special Meeting Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on June 4, 2012, provided that:

(i)

for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant special meeting request and all dates in the one year period prior thereto, and (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock of the corporation on the New York Stock Exchange on such corresponding date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the corporation, and (D) a “subject security” shall refer to the issued and outstanding Common Stock of the corporation; and

(ii)

the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at such special meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whether the requesting holders have complied with the requirements of this Article TENTH shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and the shareholders. The procedures for calling a special meeting of the shareholders of the corporation shall be established by the Board of Directors in the By-Laws of the corporation.

ELEVENTH: Subject to the rights of the holders of any series of preferred stock, all actions required or permitted to be taken by the shareholders of the corporation at an annual or special meeting of the shareholders may be effected without a meeting by the written consent of the holders of Common Stock of the corporation entitled to vote thereon pursuant to Section 615 of the New York Business Corporation Law (a “Consent”); provided that no such action may be taken except in accordance with the provisions of this Article ELEVENTH, the By-Laws of the corporation and applicable law.

(a)    Record Date. The record date for determining such shareholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article ELEVENTH. Any holder of Common Stock of the corporation seeking to have the shareholders authorize or take corporate action by Consent shall, by written request addressed to the Secretary and delivered to the corporation’s principal executive offices and signed by holders of record at the time such request is delivered representing an aggregate “net long position” (defined below for purposes of this Article ELEVENTH) of at least twenty-five percent (25%) of the outstanding Common Stock of the corporation, provided that such “net long position” has been held continuously for at least one year prior to the date such request is delivered to the corporation (the “Requisite Consent Percent”), request that a record date be fixed for such purpose. The written request must contain the information set forth in paragraph (b) of this Article ELEVENTH. Following delivery of the request, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of all information required by the corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be taken by Consent under paragraph (c) of this Article ELEVENTH, determine the validity of the request and whether the request relates to an action that may be taken by Consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this paragraph (a) has been delivered to the Secretary but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed Consent relating to the action taken or proposed to be taken by Consent is delivered to the corporation in the manner described in paragraph (f) of this Article ELEVENTH; provided that, if prior action by the Board of Directors is required under the provisions of New York law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

For purposes of this Article ELEVENTH and determining the Requisite Consent Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act as in effect on June 4, 2012, provided that:

(i)

for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the written request for a record date described in this paragraph (a) of Article ELEVENTH and all dates in the one year period prior thereto, and (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock of the corporation on the New York Stock Exchange on such corresponding date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the corporation, and (D) a “subject security” shall refer to the issued and outstanding Common Stock of the corporation; and

(ii)

the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to consent or direct the granting of a Consent on the effective date, if any, of the relevant Consent as determined in accordance with this Article ELEVENTH or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(b)    Request Requirements. Any request required by paragraph (a) of this Article ELEVENTH (i) must be delivered by the holders of record of at least the Requisite Consent Percent, who shall not revoke such request and who shall continue to own not less than the Requisite Consent Percent through the date of delivery of Consents signed by a sufficient number of shareholders to authorize or take such action; (ii) must contain an agreement to solicit Consents in accordance with paragraph (d) of this Article ELEVENTH; (iii) must describe the action proposed to be taken by Consent of shareholders; and (iv) must contain (1) such information and representations, to the extent applicable, then required by the By-Laws of the corporation as though each such shareholder was intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of shareholders and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by Consent); and (v) must include documentary evidence that the requesting shareholders own in the aggregate not less than the Requisite Consent Percent as of the date of such written request to the Secretary, and have held the Requisite Consent Percent continuously for one year prior to the date of such request; provided, however, that if the shareholder(s) making the request are not the beneficial owners of the shares representing at least the Requisite Consent Percent, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Consent Percent as of the date on which such request is delivered to the Secretary and have held the Requisite Consent Percent continuously for one year prior to the date of such request. The corporation may require the shareholder(s) submitting such request to furnish such other information as may be reasonably requested by the corporation. Any requesting shareholder may revoke its request at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation. Any disposition by a requesting shareholder of any shares of Common Stock of the corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting shareholder and the applicable beneficial owner shall certify to the Secretary on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Consent Percent, the Board of Directors, in its discretion, may cancel the action by written consent.

(c)    Actions Which May Not Be Taken by Written Consent. Shareholders are not entitled to act by Consent if (i) the record date request does not comply with this Article ELEVENTH and the By-Laws of the corporation; (ii) the action relates to an item of business that is not a proper subject for shareholder action under applicable law; (iii) the request for a record date for such action is received by the Secretary during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iv) an identical or substantially similar item (a “Similar Item”), other than the election or removal of directors, was presented at a meeting of shareholders held not more than 12 months before the request for a record date is received by the Secretary; (v) a Similar Item consisting of the election or removal of directors was presented at a meeting of shareholders held not more than 90 days before the request is received by the Secretary (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (vi) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special shareholders meeting that has been called but not yet held or that is called to be held within 60 days after the request is received by the Secretary; or (vii) such record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(d)    Manner of Consent Solicitation. Holders of Common Stock of the corporation may take action by written consent only if Consents are solicited from all holders of Common Stock of the corporation entitled to vote on the matter and in accordance with applicable law.

(e)    Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each shareholder who manually signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (f) of this Article ELEVENTH and not later than 120 days after the record date for determining the shareholders entitled to consent to such action, Consents signed by a sufficient number of shareholders to take such action are so delivered to the Secretary.

(f)    Delivery of Consent. No Consents may be dated or delivered to the corporation or its registered office in the State of New York until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the corporation by delivery to its registered office in the State of New York or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary shall provide for the safe-keeping of such Consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspector(s) (“Inspector(s)”) with respect to such Consents. The Inspector(s) shall promptly conduct a ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary deems necessary or appropriate, including, without limitation, whether the shareholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Inspector(s) shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the corporation kept for the purpose of recording the proceedings of meetings of shareholders and the Consents shall be filed in such records. In conducting the investigation required by this paragraph (f), the Inspector(s) may, at the expense of the corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by Consent except in accordance with this Article ELEVENTH. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article ELEVENTH, or the shareholder or shareholders seeking to take such action do not otherwise comply with this Article ELEVENTH, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Inspector(s) certify to the corporation that the Consents delivered to the corporation in accordance with paragraph (f) of this Article ELEVENTH, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with New York law and this Certificate of Incorporation.

(h)    Challenge to Validity of Consent. Nothing contained in this Article ELEVENTH shall in any way be construed to suggest or imply that the Board of Directors of the corporation or any shareholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Inspector(s), as the case may be, or to prosecute or defend any litigation with respect thereto.

(i)    Board-Solicited Shareholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article ELEVENTH shall apply to any solicitation of shareholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit shareholder action by written consent in accordance with applicable law.

TWELFTH: The corporation hereby designates CT Corporation System, having an office at 28 Liberty Street, New York, New York 10005, as its registered agent upon whom process against it may be served.

THIRTEENTH: No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article THIRTEENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury, this 20th day of May, 2021.

/s/ Lanesha T. Minnix
Name:	Lanesha T. Minnix
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

FLOWSERVE CORPORATION

Under Section 807 of the Business Corporation Law

Filed by:

Akshar C. Patel

Vice President, Associate General Counsel

and Assistant Corporate Secretary

5215 N. O’Connor Blvd., Ste. 2300

Irving, Texas 75039